PROSPECTUS                 Pricing Supplement No. 2764
Dated January 10, 1995     Dated February 6, 1996
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
                                 No. 33-60723
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date:  February 6, 1996

Settlement Date (Original Issue Date):  February 9, 1996

Maturity Date:  February 9, 1998

Principal Amount (in Specified Currency): US$10,000,000

Price to Public (Issue Price): The Notes are being purchased by the Underwriter at 99.825% of their principal amount and will be sold at varying prices to be determined at the time of sale. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below.

Agent's Discount or Commission: The Notes will be sold at varying prices to be determined by the Underwriter at the time of each sale.

Net Proceeds to Issuer:  US$9,982,500

Interest Rate Per Annum:  5.05%

Interest Payment Date(s):

  X March 15 and September 15 of each year, commencing on March 15, 1996 (with respect to the period from and including February 9, 1996 to but excluding March 15, 1996), and ending on the Maturity Date (with respect to the period from and including the Interest Payment Date on September 15, 1997 to but excluding the Maturity Date).
  __   Other:

Form of Notes:

  X  DTC registered
  __ non-DTC registered

Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.

                       (Fixed Rate Notes)
                                               Page 2
                       Pricing Supplement No. 2764
                       Dated February 6, 1996
                       Rule 424(b)(3)-Registration Statement
                           No. 33-60723


Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms:

  General

  At September 30, 1995, the Company had outstanding indebtedness totalling $100.241 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 1995 excluding subordinated notes payable after one year was equal to $99.544 billion.

Plan of Distribution:

  The Notes are being purchased by Lehman Brothers Inc.
(hereinafter referred to as the "Underwriter") as principal at a purchase price of 99.825% of the aggregate principal amount of the Notes.

  The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale.

  The Company has agreed to indemnify the Underwriter against and contribute toward certain liabilities, including liability under the Securities Act of 1933, as amended.